Exhibit 2

Form 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Reporting Issuer

Denison Mines Corp. (“Denison” or the “Company”)

Atrium on Bay, 595 Bay Street, Suite 402

Toronto, ON M5G 2C2

Item 2.	Date of Material Change

March 23, 2015

Item 3.	News Release

The news release was disseminated on March 23, 2015 through Marketwired and filed on SEDAR.

Item 4.	Summary of Material Change

The Company changed the structure of its executive team effective March 23, 2015, which changes included the appointment of Ron Hochstein as Executive Chairman, David Cates as President and Chief Executive Officer and Mac McDonald as Chief Financial Officer.

Item 5.	Full Description of Material Change

Mr. Hochstein was appointed Executive Chairman of the Company and Mr. Cates assumed the role of President and Chief Executive Officer. To facilitate these changes Lukas Lundin resigned as Chairman of the Board, but will continue as a Director of the Company.

Replacing Mr. Cates as Chief Financial Officer of Denison is Mac McDonald, a Chartered Professional Accountant (CPA, CA).

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

N/A

Item 7.	Omitted Information

N/A

Item 8.	Executive Officer

The following executive officer of the Company is knowledgeable about the material change disclosed in this report and may be contacted as follows:

David Cates

President and Chief Executive Officer

(416) 979-1991 ext 362

Item 9.	Date of Report

This Material Change Report is dated as of March 24, 2015